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                                                                Ex-99(a)(1)(vi)


                               EXHIBIT (a)(1)(vi)

                       PRESS RELEASE DATED MARCH 16, 2000




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FOR IMMEDIATE RELEASE

Contact Janice Wells -- (619) 686-2002

                  OAK INVESTORS, LLC EXTENDS OFFER TO PURCHASE
                    AETNA REAL ESTATE ASSOCIATES, L.P. UNITS


            San Diego, California (March 16, 2000). Oak Investors, LLC has announced that its offer to purchase 1,000,000 Limited Partnership Depositary Units ("Units") of Aetna Real Estate Associates, L.P. for $10 per Unit has been extended and is now scheduled to expire at 12 o'clock midnight, Eastern time on April 7, 2000. As of the close of business on March 13, 2000, 746 Units have been tendered to Oak Investors, LLC and not withdrawn.

            For copies of the Offer to Purchase please contact Arlen Capital, LLC at 1650 Hotel Circle North, Suite 200, San Diego, California 92108 or by telephone: 1-800-891-4105.



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